Revelation Biosciences Inc. Announces 1-for-3 Reverse Stock Split effective July 7, 2025

San Diego, CA – July 1, 2025 – Revelation Biosciences, Inc.(NASDAQ: REVB) (the “Company” or “Revelation”), announced today that, on July 7, 2025, the Company will implement a 1-for-3 reverse split of its common stock following approval at its Special Meeting of Stockholders held on June 23, 2025. The reverse stock split will be effective as of the morning of July 7, 2025, and the Company’s common stock will trade on a post-split basis at the beginning of trading on the same date under the existing trading symbol “REVB.” The CUSIP number for the common stock following the reverse stock split will be 76135L705.

The reverse stock split is intended to increase the market price per share of the Company’s common stock to regain compliance with the minimum bid continued listing requirement of The Nasdaq Capital Market. Proportionate adjustments will be made to the conversion and exercise prices of the company’s warrants, restricted stock unit awards, stock options and to the number of shares issued and issuable under the Company’s equity incentive plans.

Separately, the Company also announced that it’s ongoing PRIME Phase 1b clinical study of Gemini in CKD patients is expected to complete enrollment this month and topline data expected shortly after. For more information on Revelation, please visit www.RevBiosciences.com.

Information for Stockholders

Upon the effectiveness of the reverse stock split, each three shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s relative interest in the Company’s equity, except to the extent that the reverse stock split would have resulted in a stockholder owning a fractional share. Holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will be rounded down to the nearest whole share. The reverse stock split will not change the par value of the common stock or modify the rights or preferences of the common stock. The Company’s transfer agent, Continental Stock Transfer & Trust Co., will maintain the book-entry records for the Company’s common stock. Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connect with the reverse stock split. Continental Stock Transfer & Trust Co. can be reached at (212) 509-4000 or (800)-509-5586.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for post-surgical infection, as a prevention for acute kidney injury, and for the treatment of chronic kidney disease.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Mike Porter

Investor Relations

Porter LeVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com